August 28, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4720

Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated August 28, 2013, of EntrepreneurShares Global Fund and are in agreement with the statements in the third paragraph.  We have no basis to agree or disagree with other statements of the registrant contained therein.

        /s/ ERNST & YOUNG LLP